SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                          Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                              NUEVO ENERGY COMPANY
               (Name of Registrant as Specified in its Charter)

                                 John W. Menke
                            Bulter & Binion, L.L.P.
                          1000 Louisianna, Suite 1700
                              Houston, Texas 77002
                                 (713) 237-3690
                     (Name of Person Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                                                                  April 21, 1997

Dear Stockholder,

      You are cordially invited to attend the Annual Meeting of Stockholders of Nuevo Energy Company which will be held at the Four Seasons Hotel, 1300 Lamar, Houston, Texas, on Wednesday, May 14, 1997 at 9:00 a.m.

      The Notice of the Annual Meeting and Proxy Statement which are attached provide information concerning the matters to be considered at the meeting. The annual report to Stockholders for the year 1996 is being mailed to Stockholders along with these proxy materials.

      It is important that your shares be represented at the meeting, regardless of the size of your holdings. We urge you to return the signed proxy in the enclosed envelope as soon as possible. If you do attend the meeting in person, you may withdraw your proxy and vote your stock if you so desire. We value your opinions and encourage you to participate in the Annual Meeting by voting your proxy.

                                       Very truly yours,

                                       MICHAEL D. WATFORD
                                       PRESIDENT, CHIEF EXECUTIVE OFFICER
                                         AND CHIEF OPERATING OFFICER

                             NUEVO ENERGY COMPANY
                            1331 LAMAR, SUITE 1650
                          HOUSTON, TEXAS 77010-3039

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD WEDNESDAY, MAY 14, 1997

TO THE STOCKHOLDERS OF
  NUEVO ENERGY COMPANY (THE "COMPANY"):

      Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of the Company will be held in Houston, Texas on Wednesday, May 14, 1997, at 9:00 a.m., Central Daylight Time, at the Four Seasons Hotel, 1300 Lamar, Houston, Texas 77010, for the following purposes:

      1. To elect three Class I Directors to hold office until the 2000 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

      2. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 31, 1997.

      3. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

      Stockholders of record at the close of business on April 7, 1997 will be entitled to notice of and to vote at the Annual Meeting, or any adjournment or adjournments thereof.

      Stockholders are cordially invited to attend the Annual Meeting in person. Those individuals who will not attend and who wish their stock voted are requested to sign, date and mail promptly the enclosed proxy for which a postage-prepaid return envelope is provided.

                                       By Order of the Board of Directors;

                                       Willard I. Boss, Jr.
                                       SECRETARY
Houston, Texas
April 21, 1997

      YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. IF YOU CANNOT ATTEND, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE RETURN ENVELOPE ENCLOSED FOR YOUR USE. NO POSTAGE IS REQUIRED IF THE ENVELOPE IS MAILED IN THE UNITED STATES.

                             NUEVO ENERGY COMPANY
                            1331 LAMAR, SUITE 1650
                          HOUSTON, TEXAS 77010-3039

                               ---------------

                               PROXY STATEMENT

                               ---------------

                        ANNUAL MEETING OF STOCKHOLDERS
                           WEDNESDAY, MAY 14, 1997

                               ---------------

                   SOLICITATION AND REVOCABILITY OF PROXIES

      This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Nuevo Energy Company, a Delaware corporation (the "Company"), from holders ("Stockholders") of the common stock, $.01 par value per share ("Common Stock"), of the Company for use at the Annual Meeting of stockholders of the Company to be held Wednesday, May 14, 1997, at 9:00 a.m., Central Daylight Time, in the Four Seasons Hotel, 1300 Lamar, Houston, Texas 77010 and at any adjournment or adjournments thereof (such meeting or adjournment thereof is referred to herein as the "Annual Meeting"), for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders ("Notice").

      A proxy in the form accompanying this Proxy Statement (each a "Proxy"), when properly executed and returned, will be voted in accordance with the directions specified on the Proxy, and otherwise in accordance with the judgment of the persons designated therein as proxies. Any Proxy which does not withhold authority to vote or on which no other instructions are given will be voted for the election of the nominees named herein to the Board of Directors and in favor of the other proposals set forth in the Notice. Any Proxy may be revoked at any time before it is exercised by delivering, to the Secretary of the Company, written notice of revocation or by duly executing a Proxy bearing a later date, or by voting in person at the Annual Meeting.

      This Proxy Statement and the accompanying Notice and form of Proxy are being mailed to Stockholders on or about April 21, 1997. The annual report to Stockholders for the Company's fiscal year ended December 31, 1996 is also being mailed to Stockholders contemporaneously with this Proxy Statement, although the annual report does not form a part of the material for the solicitation of Proxies.

      Proxies will be solicited primarily by mail, but employees of the Company may also solicit Proxies in person or by telephone. Arrangements may be made with brokerage houses or other custodians, nominees, and fiduciaries to send Proxy materials to the beneficial owners of the Common Stock of the Company. All costs incurred in the solicitation of Proxies will be borne by the Company.

      At the date of this Proxy Statement, the Board of Directors of the Company does not know of any business to be presented at the Annual Meeting other than those matters which are set forth in the Notice. If any other business should properly come before the Annual Meeting, it is intended that the shares of Common Stock represented by any Proxy will be voted with respect to such business in accordance with the judgment of the persons named in the Proxy.

                                    VOTING

      The Board of Directors has fixed the close of business on April 7, 1997 as the record date (the "Record Date") for the determination of Stockholders entitled to notice of, and to vote at, the Annual Meeting. A complete list of all Stockholders entitled to vote at the Annual Meeting will be open for examination by any Stockholder during normal business hours for a period of ten days prior to the Annual Meeting at the offices of the Company, 1331 Lamar, Suite 1650, Houston, Texas 77010. Such list will also be available at the Annual Meeting and may be inspected by any Stockholder who is present. At the Record Date, there were outstanding 20,201,637 shares of Common Stock. Holders of Common Stock will be entitled to one vote per share of Common Stock held of record on the Record Date for each proposal to be presented at the Annual Meeting.

      The holders of a majority of the total shares of Common Stock issued and outstanding, whether present in person or represented by Proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The election of directors requires the favorable vote of the holders of a plurality of shares of Common Stock present and voting, in person or by Proxy, at the Annual Meeting. Abstentions and broker non-votes have no effect on determinations of plurality except to the extent that they affect the total votes received by any particular candidate. A majority of the votes represented by the Stockholders present at the Annual Meeting, in person or by Proxy, is necessary for approval of the Company's auditors. With respect to abstentions and broker non-votes, the shares will not be considered present at the Annual Meeting for these matters so that abstentions and broker non-votes will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which the majority is calculated.

                      BENEFICIAL OWNERSHIP OF SECURITIES

MANAGEMENT AND PRINCIPAL STOCKHOLDERS

      The following table sets forth, as of the Record Date, certain information with respect to the ownership of shares of Common Stock as to (i) all persons known by the Company to be the beneficial owners of 5% or more of the outstanding shares of Common Stock, (ii) each director, (iii) each nominee for director, (iv) each of the executive officers named in the Summary Compensation Table, and (v) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the following persons may be deemed to have sole voting and dispositive power with respect to such shares. Information set forth in the table with respect to beneficial ownership of Common Stock has been obtained from filings made by the named beneficial owners with the Securities and Exchange Commission ("Commission") or, in the case of executive officers and certain directors of the Company, has been provided to the Company by such individuals.

                                                     NUMBER
                                                       OF           PERCENT
   NAME AND ADDRESS                                  SHARES         OF CLASS
   ----------------                                  ------         --------
COMMON STOCK:

Neuberger & Berman, LLC                           1,270,896 (1)        6.3%
  605 Third Avenue
  New York, New York  10158-3698

State Street Research & Management Company        1,071,300 (2)        5.3%
  One Financial Center, 30th Floor
  Boston, Massachusetts  02111-2690

Robert H. Allen                                    34,500  (3)            *
Isaac Arnold, Jr.                                  71,820  (4)            *
Thomas D. Barrow                                   39,500  (5)            *
J. P. Bryan                                       112,500  (6)            *
John B. Connally, III                               5,000  (7)            *
Robert S. Gaston                                   59,200  (8)            *
Robert L. Gerry, III                              306,600  (9)         1.5%
James T. Hackett                                    7,500  (7)            *
Dennis A. Hammond                                  69,115 (10)            *
Robert M. King                                     57,650 (11)            *
T. Michael Long                                    22,500  (7)            *
Gary R. Petersen                                    7,500  (7)            *
Robert D. Schneeflock, Jr.                         50,800 (12)            *
Michael D. Watford                                440,000 (13)         2.2%
Officers and Directors as a Group
  (17 Persons)                                  1,326,979 (14)         6.6%
----------------
*Less than 1%

(1) Based on information contained in a Schedule 13G dated February 13, 1997 filed by Neuberger & Berman, LLC, an investment adviser registered under the Investment Advisers Act of 1940 and a broker-dealer registered under
      Section 15 of the Securities and Exchange Act of 1934, Neuberger & Berman, LLC has shared dispositive power with respect to all 1,270,896 shares and sole voting power with respect to 174,000 shares. Neuberger & Berman Employees' Profit Sharing Retirement Plan (the "Plan") owns 140,000 shares. The Plan's sole beneficial owners are current and former Neuberger & Berman, LLC employees and principals who are Plan participants. One principal of Neuberger & Berman, LLC makes day to day investment decisions for the Plan. Neuberger & Berman, LLC disclaims beneficial ownership of these shares.

(2) Based on information contained in a Schedule 13G dated February 12, 1997 filed by State Street Research & Management Company ("State Street"), an investment adviser registered under the Investment Advisers Act of 1940, State Street has sole dispositive power with respect to all 1,071,300 shares and sole voting power with respect to 995,300 shares, and disclaims any beneficial interest in such shares of Common Stock which are reported as owned by clients of State Street.

(3) Includes 2,000 shares owned directly and 32,500 shares subject to options exercisable within 60 days under the Company's 1990 Stock Option Plan and 1993 Stock Incentive Plan.

(4) Includes 28,500 shares owned directly, 5,820 shares owned indirectly, and 37,500 shares subject to options under the Company's 1990 Stock Option Plan and 1993 Stock Incentive Plan.

(5) Includes 2,000 shares owned directly and 37,500 shares subject to options exercisable within 60 days under the Company's 1990 Stock Option Plan and 1993 Stock Incentive Plan.

(6) Includes 5,000 shares owned by Mr. Bryan's spouse and 107,500 shares subject to options exercisable within 60 days under the Company's 1990 Stock Option Plan and 1993 Stock Incentive Plan.

(7) All shares subject to options exercisable within 60 days under the Company's 1990 Stock Option Plan and 1993 Stock Incentive Plan.

(8) Includes 3,000 shares owned directly, 200 shares owned by Mr. Gaston's spouse, 1,000 restricted shares, and 55,000 shares subject to options exercisable within 60 days under the Company's 1990 Stock Option Plan and 1993 Stock Incentive Plan.

(9) Includes 21,600 shares owned directly and 285,000 shares subject to options exercisable within 60 days under the Company's 1990 Stock Option Plan and 1993 Stock Incentive Plan.

(10) Includes 260 shares owned directly, 2,000 restricted shares, and 66,855 shares subject to options exercisable within 60 days under the Company's 1990 Stock Option Plan and 1993 Stock Incentive Plan.

(11) Includes 1,000 shares owned directly, 2,000 restricted shares, and 54,650 shares subject to options exercisable within 60 days under the Company's 1993 Stock Incentive Plan.

(12) Includes 1,000 restricted shares and 49,800 shares subject to options exercisable under the Company's 1990 Stock Option and 1993 Stock Incentive Plan.

(13) Includes 7,500 restricted shares and 432,500 shares subject to options under the Company's 1990 Stock Option and 1993 Stock Incentive Plan.

(14) Includes 58,360 shares owned directly, 11,020 shares owned indirectly, 13,500 restricted shares, and 1,244,099 shares subject to options under the Company's 1990 Stock Option Plan and 1993 Stock Incentive Plan.

                                  PROPOSAL I
                            ELECTION OF DIRECTORS

NOMINEES

      The Company's Certificate of Incorporation provides for a classified Board of Directors. The Board of Directors is divided into three classes of nearly equal size, designated as Class I, Class II and Class III. Initially, directors in each class were elected to hold office for terms of one year, two years and three years, respectively. At each annual meeting after such initial classification, directors elected to succeed those directors whose terms expire serve for a term which expires at the third succeeding annual meeting of Stockholders after their election. The Certificate of Incorporation and Bylaws of the Company provide that the exact number of directors may be fixed from time to time by resolution of a majority of the Board of Directors.

      The term of the Class I Directors expires at the Annual Meeting. Messrs. J. P. Bryan, Gary R. Petersen and John B. Connally, III have been nominated to serve as Class I Directors until the 2000 Annual Meeting and, in each case, until their successors have been duly elected and qualified.

      It is intended that all shares of Common Stock represented by the Proxies will be voted for the election of the Nominees, except where authority to vote in the election of directors has been withheld. Should any Nominee become unable or unwilling to serve as a director at the time of the Annual Meeting, the person or persons exercising the Proxies will vote for the election of a substitute Nominee designated by the Board of Directors, or the Board of Directors may choose to reduce the number of members of the Board of Directors to be elected at the Annual Meeting in order to eliminate the vacancy. Each Nominee has consented to be nominated and has expressed his intention to serve if elected. The Board of Directors has no reason to believe that any Nominee will be unable or unwilling to serve if elected. Only the Nominees or substitute Nominees designated by the Board of Directors will be eligible to stand for election as directors at the Annual Meeting.
See "Proposals by Stockholders."

DIRECTORS AND EXECUTIVE OFFICERS

      The following table provides information with respect to the Nominees, all current directors whose terms will continue after the Annual Meeting, and current executive officers of the Company. Each executive officer has been elected to serve until his successor is duly appointed or elected by the Board of Directors or his earlier removal or resignation from office.

                                     COMPANY
NAME                        AGE   POSITION SINCE   PRESENT COMPANY POSITION
----                        ---   --------------   ------------------------
CLASS I NOMINEES
(TERM EXPIRES IN 2000):
---------------------
J. P. Bryan                 57         1990     Chairman, Director
Gary R. Petersen            50         1990     Director
John B. Connally, III       51         1990     Director

CLASS II DIRECTORS
(TERM EXPIRES IN 1998):
---------------------
Michael D. Watford          43         1994     Director, Chief Executive
                                                 Officer, President and Chief
                                                 Operating Officer
Thomas D. Barrow            53         1990     Director
Isaac Arnold, Jr.           61         1990     Director

CLASS III DIRECTORS
(TERM EXPIRES IN 1999):
---------------------
Robert L. Gerry III         60         1990     Vice-Chairman, Director
Robert H. Allen             69         1992     Director
T. Michael Long             53         1994     Director
James T. Hackett            43         1996     Director

OTHER EXECUTIVE OFFICERS:
------------------------
Robert M. King              36         1996     Senior Vice President and Chief
                                                 Financial Officer
Robert D. Schneeflock, Jr.  52         1995     Vice President - Exploration -
                                                 Geology
Robert S. Gaston            46         1995     Vice President - Exploration -
                                                 Geophysics
Willard I. Boss, Jr.        42         1990     Vice President, General Counsel
                                                 and Secretary
Dennis A. Hammond           41         1990     Vice President - Engineering

      The following is a brief description of the background and principal occupation of each Nominee, director and executive officer:

      Mr. Bryan, 57, has been Chairman of the Company since its formation in March 1990 and of Torch since 1981. He has been Chief Executive Officer of Gulf Canada Resources Limited ("Gulf Canada") since January 1995 and of Torch since 1981. From 1990 until January 1995, Mr. Bryan was Chief Executive Officer of the Company. Mr. Bryan was First Vice President and Director of Investment Banking - Southwest Region of E.F. Hutton & Company Inc. (1978-1981); President and Chief Executive Officer of The Mortgage Banque, Inc. (1974-1981); and Executive Vice President and Director of Investment Banking of Dominick & Dominick, Inc. (1969-1974). Mr. Bryan has been actively engaged in the energy business for 30 years. Mr. Bryan is also a member of the Board of Directors of Gulf Canada, Bellwether Exploration Company and Republic Waste Industries, Inc.

      Mr. Petersen, 50, has been a Director of the Company since its formation in March 1990. He is a co-founder and partner of EnCap Investments, Inc., a firm serving as financial intermediary to the energy industry, specializing in procuring and managing institutional capital. From 1984 to 1988, Mr. Petersen served as Senior Vice President and Manager of the Corporate Finance Division of the Energy Banking Group for RepublicBank Houston. From 1979 to 1984, he was Executive Vice President and a member of the Board of Directors of Nicklos Oil & Gas Company. He has also served as a Group Vice President in the Petroleum and Minerals Division of RepublicBank Dallas. He is a member of the Board of Directors of Belden & Blake Energy Company, Energy Capital Investment Company, Equus II Incorporated and the Petroleum Club of Houston. Mr. Petersen is also a member of the Compensation Committee of the Company.

      Mr. Connally, 51, has been a Director of the Company since April 1990. He is President and Chief Operating Officer of International Testing Services, Inc., a public company engaged in non-destructive testing of pipelines, petrochemical plants and refineries. Mr. Connally is also an independent attorney. From July 1989 to December 1990, Mr. Connally was Of Counsel with the law firm of Sheinfeld, Maley & Kay, Houston, Texas. From September 1983 to July 1989, Mr. Connally was engaged in private law practice and investments. Prior thereto, Mr. Connally was a partner with the law firm of Baker & Botts, Houston, Texas, and has represented both oil and gas exploration and production companies and oilfield service companies, principally in the areas of mergers and acquisitions and corporate finance. Mr. Connally is also a member of the Compensation Committee of the Company.

      Mr. Watford, 43, has been President, Chief Operating Officer and a member of the Board of Directors of the Company since February 1994. Mr. Watford was named Chief Executive Officer of the Company in January 1995. He has been a Director of Bellwether Exploration Company since March 1994, and was President of Torch Energy Marketing, Inc. from 1990 until April 1995. Mr. Watford began his career in 1975 with Shell Oil Company where he held various positions in exploration and production, refining, chemicals, and mining. He later held a number of positions of increasing responsibility at Superior Oil Company and Meridian Oil, Inc.

      Mr. Barrow, 53, has been a Director of the Company since its formation in March 1990. From 1988 to the present, he has also served as President of Barrow Energy Corporation, whose exploration activities are concentrated in East Texas. Mr. Barrow was co-founder and President of B & N Petroleum, Inc. which was formed in 1978 and sold its assets and working interest partner's assets in 1988. Mr. Barrow is also a member of the Audit Committee of the Company.

      Mr. Arnold, 61, has been a Director of the Company since April 1990. He is presently Chairman of the Board of Quintana Petroleum Corporation, a privately held production company, a position he has held since 1984. He is also Chairman of the Board of Modar, Inc., a position he assumed in September 1988. He has been a Director of Cullen Center Bank & Trust since its inception in 1969 and is a Director of Cullen/Frost Bankers, Inc. Mr. Arnold is also Chairman of the Audit Committee of the Company.

      Mr. Gerry, 60, has been Vice-Chairman of the Company since February 1994, prior to which he was a Director, President and Chief Operating Officer of the Company since its formation in March 1990. He has been Senior Vice President of Energy Assets International Corporation ("EAIC") since January 1989. For ten years prior to joining EAIC, Mr. Gerry was active as an independent investor concentrating on energy investments. Formerly a Director of Zapata Offshore Corp., he currently serves on the Board of Directors of the Earth Satellite Corporation, Houston National Bank and Xavier Mining Company and serves as a Trustee of Texas Children's Hospital and the Contemporary Arts Museum of Houston.

      Mr. Allen, 69, has been a Director of the Company since March 1992. Mr. Allen is a private investor residing in Houston, Texas. During the past ten years he has been instrumental in the start-up of several natural resources oriented companies, including Getty Resources Ltd., in Toronto, Canada, a precious metals exploration and mining company, and Realm Resources, Inc., a Houston, Texas oil and gas company. Prior to 1982, Mr. Allen served as Chairman and Chief Executive Officer of Gulf Resources & Chemical Corporation for 22 years. Mr. Allen is also a member of the Boards of Directors of Federal Express Corporation, GeoQuest International Holdings, Inc., Baylor College of Medicine, and Gulf Canada. In 1995 Mr. Allen was appointed to the Texas A&M University System Board of Regents by Governor George W. Bush. He received his Bachelor of Business Administration Degree from Texas A&M University in 1951. He is a certified Public Accountant and is a member of the Texas Society of CPA's. Mr. Allen is also a member of the Audit Committee of the Company.

      Mr. Long, 53, has been a Director of the Company since February 1994 and a General Partner of Brown Brothers Harriman & Co. ("Brown Brothers") since 1983. During Mr. Long's 23 years of experience at Brown Brothers, he served until 1989 in the firm's Corporate Finance Department. Since 1989, Mr. Long has been Co-Manager of The 1818 Fund, L.P. and The 1818 Fund II, L.P. Mr. Long serves as a Director of Columbia Hospital Corporation, The Ekco Group, Inc., Winrock Enterprises Inc. and Gulf Canada and as a Trustee of The Hospital Chaplaincy. He holds a B.A. in government and an M.B.A. from Harvard University.

      Mr. Hackett, 43, has been a Director of the Company since May 1996. He has been Executive Vice President of PanEnergy Corp and a member of its Policy Committee since January 1996. Prior to joining PanEnergy Corp in 1996, Mr. Hackett was Senior Vice President of NGC Corporation (formerly Natural Gas Clearinghouse) and president of their Trident division. He joined Natural Gas Clearinghouse as Senior Vice President and Partner in 1990 and became Executive Vice President, Partner and a member of the management committee in 1993. Mr. Hackett began his career in 1975 with Amoco Oil Company as an internal auditor and became operations manager at Energy Resources Company in 1979. He later held a number of senior positions at Meridian Oil Incorporated and Texas Gas Resources Corporation. Mr. Hackett is a member of the boards of directors of Junior Achievement, the Houston Society for the Performing Arts and the Houston Hospice. Mr. Hackett is also a member of the Audit and Compensation Committees of the Company.

      Mr. King, 36, joined the Company as Senior Vice President and Chief Financial Officer in January 1996. Prior to joining the Company, Mr. King was Vice President, Corporate Development and Treasurer of Seagull Energy Corporation, which he joined in 1990 after having spent over seven years in energy finance with The First National Bank of Chicago and Mellon Bank, N.A. Mr. King has a B.A. in economics and political science from Southern Methodist University and an M.B.A. in finance from the Cox School of Business at Southern Methodist University.

      Mr. Schneeflock, 52, has been Vice President - Exploration - Geology of the Company since 1995, and an officer of one of the Company's subsidiaries since 1992. Mr. Schneeflock's 28 years of oil and gas experience began in 1969 at Chevron where he worked as a geologist, then Hunt Energy in

1978, and later as exploration manager for Clayton Williams. Mr. Schneeflock holds a B.S. degree in geology from the University of Southern Mississippi, a B.A. degree in economics from California State University and an M.S. in geology from the University of Alabama.

      Mr. Gaston, 46, has been Vice President - Exploration - Geophysics of the Company since 1995, and an officer of one of the Company's subsidiaries since April 1993. Mr. Gaston became a geophysical consultant and partner for the firm of Morrison and Gaston in May of 1979 where he remained until he became President of Paramount Petroleum Co., Inc. in April of 1993. Mr. Gaston's 26 years of experience with independent and major oil and gas companies began with Western Geophysical Co. of America in 1971, then Getty Oil Company in 1973 and Diamond Shamrock as a district geophysicist in 1975. Mr. Gaston graduated summa cum laude from Louisiana Tech with a B.S. in physics in 1971.

      Mr. Boss, 42, has been Vice President, General Counsel and Secretary of the Company since October 1991, and has primary responsibility for legal matters affecting the Company. Mr. Boss joined Torch as Vice President and Assistant General Counsel in 1989. Prior to that time, he was a partner in the Houston law firm of Watt, White & Craig where he specialized in litigation and oil and gas law. He is a graduate of the University of Texas at Austin (B.A., cum laude, 1978) and the University of Houston (J.D., 1981).

      Mr. Hammond, 41, has been Vice President - Engineering of the Company since its formation in March of 1990 and has been an officer of Torch since 1985. In 1983, he was a co-founder of IDM Engineering, Inc., a petroleum engineering consulting firm. He has held various reservoir engineering positions with Chevron and Pogo Producing Company. He holds a B.S. degree in petroleum engineering from Texas A&M University and is a registered professional engineer in the State of Texas. Mr. Hammond is a member of the Society of Petroleum Engineers and the American Petroleum Institute.

      All officers and directors of the Company are United States citizens. For additional information concerning the affiliation of Torch and the Company, see the discussion in this Proxy Statement under the captions "Beneficial Ownership of Securities" and "Transactions with Related Persons."

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they filed with the Commission.

      Based on a review of the copies of such reports furnished to the Company, the Company believes that all reporting obligations under Section 16(a) were satisfied.

INFORMATION CONCERNING THE OPERATION OF THE BOARD OF DIRECTORS

      The business of the Company is managed under the direction of the Board of Directors. The Board of Directors meets on a quarterly basis to review significant developments affecting the Company and to act on matters requiring Board approval. The Board of Directors may also hold special meetings when an important matter requires Board action between regularly scheduled meetings. Each non-officer Director receives an annual fee of $30,000 for service on the Board of Directors and is granted options to purchase 7,500 shares of Common Stock immediately following each Annual Meeting of Stockholders of the Company.

      In order to facilitate the various functions of the Board of Directors, the Board of Directors has created several committees, including an Audit Committee and a Compensation Committee. The Board of Directors does not have a nominating committee. The functions customarily performed by a nominating committee are performed by the entire Board of Directors. Committee members are not remunerated in addition to their annual Board retainer.

      AUDIT COMMITTEE. The Committee recommends the appointment of independent public accountants to conduct audits of the Company's financial statements, reviews with the accountants the plan and results of the auditing engagement, approves other professional services provided by the accountants and evaluates the independence of the accountants. The Audit Committee also reviews the scope and results of the Company's procedures for internal auditing and the adequacy of the Company's system of internal accounting controls. Members are Messrs. Arnold, CHAIRMAN, Allen, Barrow, and Hackett. The Audit Committee held one meeting during 1996.

      COMPENSATION COMMITTEE. The Compensation Committee approves the salaries and other compensation of officers, administers the bonus plan for key employees, makes recommendations to the Board regarding any present or future employee incentive stock option plans and, pursuant to Company stock option plans, awards stock options to those key employees who have been recommended by management. Members are Messrs. Petersen, CHAIRMAN, Connally, and Hackett. The Compensation Committee held two meetings during 1996.

      During 1996, the Board of Directors of the Company held six meetings.

TRANSACTIONS WITH RELATED PERSONS

      The Company outsources certain non-strategic business activities to Torch and its subsidiaries for a monthly fee based on a fixed percentage of operating cash flows and total assets, pursuant to agreements with Torch and its subsidiaries (collectively, the "Torch Agreement"). The administrative services under the Torch Agreement include providing the Company with accounting, legal, land, tax, and insurance professionals as well as office space, equipment, supplies, and assistance in managing human resources. Torch also processes the accounting records of the Company, prepares any reports or other documents required by governmental authorities, analyzes economic and other data related to the Company's business and otherwise provides general administrative services and advice to the Company's business. For the year ended December 31, 1996, the Company paid to Torch fees for administrative services of approximately $10.2 million.

      Under the Torch Agreement, the monthly fee for administrative services does not apply to investing and financing services that Torch provides to the Company, which aggregated approximately $.6 million for the year ended December 31, 1996. The fee under the Torch Agreement also does not include fees for extraordinary investing and financing services that Torch may provide to the Company in connection with certain substantial acquisition or financing transactions. Such fees are negotiated on a transaction by transaction basis.

      Torch Energy Marketing, Inc., a subsidiary of Torch ("TEMI"), markets oil, natural gas and natural gas liquids production for certain properties and gas plants in which the Company owns an interest. In 1996, such charges amounted to $2.8 million. In addition, Torch Operating Company, a subsidiary of Torch ("TOC"), operates certain oil and gas interests owned by the Company. In 1996, the Company was charged, on the same basis as other third parties, for all customary expenses and cost reimbursements associated with these activities. Operator's overhead and other related salaries and benefits charged for these activities for the year ended December 31, 1996 was $8.8 million.

      On April 9, 1996 the Company consummated the acquisition of (i) certain upstream oil and gas properties located onshore and offshore California ("Unocal Properties") of Union Oil Company of

California ("Unocal") for an adjusted purchase price of $480.5 million in cash and (ii) certain California oil properties ("Point Pedernales Properties," and together with the Unocal Properties, the "California Properties") from Torch and certain of its wholly owned subsidiaries for a net adjusted purchase price of $35.7 million, payable by the issuance to Torch of 1,275,000 million shares of the Company's Common Stock. The acquisition of the Unocal Properties was financed from proceeds of the sale to the public of 5,109,200 shares of Common Stock (the "Common Stock Offering") and a principal amount of $160.0 million Senior Subordinated Notes due 2006 of the Company, and by borrowings under a revolving credit facility dated as of April 1, 1996 with NationsBank of Texas, N.A., as Administrative Agent, Morgan Guaranty Trust Company of New York, as Documentation Agent, and certain lenders, which provides the Company with a line of credit of up to $385.0 million dollars. The acquisition of the Point Pedernales Properties was effective as of October 1, 1995, and the purchase price was reduced by the net cash flows from production between such date and closing. The Common Stock issued to Torch was valued at the public offering price of $28.00 per share in the Common Stock Offering.

      Torch originated the acquisition of the Unocal Properties. In consideration of the services rendered by Torch in connection with the acquisition of the Unocal Properties, the Company agreed to pay Torch $10.0 million in cash in twelve equal monthly installments commencing after the closing of the purchase of the Unocal Properties. In addition, the Company agreed to pay the brokers' fees and commissions incurred in connection with the acquisition of the Unocal Properties as well as all third party costs and out-of-pocket expenses incurred by Torch. Brokers' fees and commissions incurred in connection with the Unocal Properties consisted of cash payments in the amount of $6.0 million and warrants ("Brokers' Warrants") to purchase 150,000 shares of Common Stock. The Brokers' Warrants are initially exercisable at $28.00 and have a term of five years. Third party costs and out-of-pocket costs incurred by Torch were $3.6 million. Of the foregoing payments to brokers, EnCap Investments Inc. received $1.2 million in cash and 30,000 Brokers' Warrants. Gary R. Petersen, a director of the Company, is a partner of EnCap Investments, Inc.

      On April 9, 1996, in connection with the closing of the acquisition of the California Properties, the Torch Agreement was amended with an effective date as of January 1, 1996. Starting on such date, the monthly administrative services fee is (a) 2% of the Company's Operating Cash Flow (as defined) during such month, plus (b) one-twelfth of 2% of the Book Value of Total Assets (as defined) at the end of such month up to and including $250.0 million, plus (c) one-twelfth of 1% of the Book Value of Total Assets at the end of such month above $250.0 million, less one-twelfth of $900,000. Book Value of Total Assets and Operating Cash Flow exclude the book value and operating cash flow from the Company's Congo subsidiaries and NuStar Joint Venture.

      TOC will continue to operate the Company's existing oil and gas producing properties, including the California Properties. The agreement with TOC has been amended to provide for the operation of the California Properties for a fee of $166,666 per month plus reimbursement of substantially all of TOC's costs associated with its operations in California (including office expenses, employee salaries and certain bonuses and out-of-pocket expenses).

      The amended Torch Agreement has an initial term of three years ("Initial Term"), automatically renewable for successive one-year periods, unless terminated earlier. If the Company terminates the amended Torch Agreement prior to the end of its first, second or third year, it will be required to pay Torch a break-up fee of $30.0 million, $25.0 million and $20.0 million, respectively, unless such termination is caused by the bankruptcy, insolvency or dissolution of Torch, breach of the agreement by Torch or a change in control of Torch. Following the Initial Term, either party may give twelve-months prior notice of termination of the Torch Agreement. The Company also may immediately terminate the Torch Agreement at the end of the Initial Term by paying an amount equal to the prior twelve-months' fee. Upon termination for any reason, the Company will be required to reimburse Torch for costs associated with terminating that portion of Torch's business related to the Company, including employee severance and termination penalties imposed under leases and contracts.

      The Company and Torch have also established procedures to permit the Company to review with Torch the performance under the operating and marketing agreements. If the Company is not reasonably satisfied with the performance of TOC under the operating agreement or of TEMI under the marketing agreement, the Company may terminate such agreement under the procedures set forth therein.

      J. P. Bryan, Chairman of the Board for the Company, is also Chairman of the Board for Torch and holds a 24% interest in Torch on a fully diluted basis as of December 31, 1996. Willard I. Boss, Jr., Vice President, General Counsel and Secretary of the Company, is also an officer of Torch and owns approximately 5% of the common stock of Torch on a fully diluted basis.

      In January 1995, the Company loaned International Testing Services, Inc., ("International Testing") a company involved in the safety testing of oil and gas pipelines, the sum of $500,000. The president of International Testing is John B. Connally, III, a director of the Company. Pursuant to the terms of the agreement, the loan bears interest at the rate of 2.5% over the prime rate charged by Texas Commerce Bank, N.A. and was initially repayable on July 1, 1995. The term of the loan has since been extended to May 1997. The loan is unsecured and subordinated to certain existing indebtedness. In addition, the Company acquired a five-year option to acquire 350,000 shares of International Testing.

      In January, 1993, the Company sold to a wholly-owned subsidiary of Torchmark an interest in developed properties located in the Oak Hill field in return for a nominal amount of cash and a net profits production payment which includes a certain percentage of the subsidiary's Section 29 tax credit generated by production from the Oak Hill field properties. During 1996, the Company recorded revenues of $.9 million pursuant to the Section 29 tax credit relating to the Oak Hill field.

      In 1992, NuStar Joint Venture ("NuStar"), a joint venture which is owned 95% by a subsidiary of the Company, entered into a credit agreement with a group of lenders whereby NuStar borrowed $12 million in order to finance the acquisition of certain operating assets. Under the terms of the agreement, 80% of the operating cash flows (as defined) of NuStar are dedicated to the repayment of principal and interest on a quarterly basis. The indebtedness bears interest at a fixed rate of 8.5% per annum. The credit agreement provides that dedicated payments of operating cash flows will be increased to 100% if certain scheduled principal reductions are not achieved during the term of the credit agreement. In 1996, the Company's share of debt payments made to EnCap Investments, Inc., an entity affiliated with Mr. Gary R. Petersen, a member of the Board of Directors, totaled $108,356.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The following Summary Compensation Table sets forth the past three years cash compensation and certain other components of the compensation of Michael D. Watford, the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company in 1996 whose total salary and bonus exceeded $100,000.

                                                                               LONG TERM
                                              ANNUAL COMPENSATION             COMPENSATION
                                         ---------------------------------    ------------
                                                              RESTRICTED       NUMBER OF
NAME AND PRINCIPAL POSITION      YEAR    SALARY     BONUS   STOCK AWARDS(a)     OPTIONS
---------------------------      ----    ------     -----   --------------    ------------
Michael D. Watford ...........   1996   $250,000   $400,000   $359,063          100,000
 President, Chief Executive      1995   $225,000   $225,000   $      0           75,000
 Officer and Chief Operating     1994   $ 98,098   $125,000   $      0          300,000
 Officer(b)

Robert M. King ...............   1996   $156,970   $178,000   $ 95,750           70,000
 Senior Vice President and
 Chief Financial Officer(c)

Dennis A. Hammond ............   1996   $140,000   $162,000   $ 95,750           40,000
  Vice President -
  Engineering

Robert D. Schneeflock, Jr., ..   1996   $150,000   $ 60,000   $ 47,875           15,000
 Vice President -                1995   $150,000   $      0   $      0           10,000
 Exploration - Geology           1994   $150,000   $      0   $      0           10,000

Robert S. Gaston, ............   1996   $150,000   $ 75,000   $ 47,875           15,000
 Vice President -                1995   $150,000   $      0   $      0           10,000
 Exploration - Geophysics        1994   $150,000   $      0   $      0           10,000

------------------------
(a) Determined based upon the closing price of $47.875 per share of Common Stock on December 4, 1996, the date of grant. At December 31, 1996, there were 13,500 shares of restricted stock held by executive officers, with an aggregate market value of $702,000, based on the closing price per share of Common Stock on that date of $52.00. All shares vest six months from the date of grant. The Company does not currently anticipate paying dividends on the Common Stock.

(b) Mr. Watford was appointed President and Chief Operating Officer of the Company in February 1994, and was not employed by the Company prior thereto. Mr. Watford was appointed Chief Executive Officer in January, 1995. Under the terms of the Torch Agreement, the Company and Torch evenly divided the total salary and bonus paid during 1994 to Mr. Watford.

(c) Mr. King was hired by the Company on January 8, 1996, and was paid a signing bonus of $60,000.

1996 STOCK OPTION GRANTS

      The following table sets forth certain information concerning grants of options to purchase Common Stock made during 1996 to the executive officers named in the Summary Compensation Table.

                                         % OF TOTAL
                           NUMBER OF   OPTIONS GRANTED  PER SHARE
                            OPTIONS    TO EMPLOYEES IN  EXERCISE     EXPIRATION     GRANT DATE
    NAME                    GRANTED         1996         PRICE(a)       DATE      PRESENT VALUE(b)
    ----                    -------      ------------   ----------   -----------  ----------------
Michael D. Watford......... 50,000         9.6%         $ 29.000      05/20/06      $ 843,500
Michael D. Watford......... 50,000         9.6%         $ 47.875      12/04/06      $1,392,500

Robert M. King............. 30,000         5.8%         $ 21.875      01/08/06      $ 381,900
Robert M. King............. 15,000         2.9%         $ 29.000      05/20/06      $ 253,050
Robert M. King............. 25,000         4.8%         $ 47.875      12/04/06      $ 696,250

Dennis A. Hammond.......... 15,000         2.9%         $ 29.000      05/20/06      $ 253,050
Dennis A. Hammond.......... 25,000         4.8%         $ 47.875      12/04/06      $ 696,250

Robert D. Schneeflock...... 15,000         2.9%         $ 47.875      12/04/06      $ 417,750

Robert S. Gaston........... 15,000         2.9%         $ 47.875      12/04/06      $ 417,750

-------------
(a) The exercise price is the closing price of the Common Stock on the date of grant.

(b) In accordance with the rules of the Securities and Exchange Commission, this column illustrates the gains that may exist for the respective options over a ten-year period using the Black-Scholes option pricing model. This valuation model is hypothetical; the actual value, if any, depends on the excess of the market price of the shares over the exercise price on the date the option is exercised. If the market price does not increase above the exercise price, compensation to the grantee will be zero. The Black-Scholes option pricing model is a mathematical formula used for estimating option values that incorporates various assumptions. The Grant Date Present Value set out in the column above is based on the following assumptions: (a) a ten-year option term; (b) 33.6% expected future annual stock volatility for the options; (c) a risk-free rate of return of 6.0% for the options granted; and (d) no expected dividend yield. The above model does not include any reduction in value for non-transferability, forfeiture or vesting of options.

EMPLOYMENT CONTRACT WITH MICHAEL D. WATFORD AND ROBERT M. KING

      Effective as of January 1, 1997, Michael D. Watford and the Company entered into an Employment Agreement providing for the following compensation:
(i) a salary of $375,000 per annum during the initial two-year term, (ii) a bonus of not less than 60% of his annual salary, as determined by the Company's Compensation Committee, (iii) the use of an automobile, and (iv) reimbursement for certain membership fees. Mr. Watford's Employment Agreement is terminable by either party but, in the event his employment is terminated (i) for reasons other than just cause (as defined in the Employment Agreement) or (ii) at his option under certain circumstances set forth in the Employment Agreement, the Company agrees to pay him two times the aggregate of his salary and bonus paid to him during the 12 months immediately preceding his termination.

      On January 8, 1996, Robert M. King and the Company entered into an Employment Agreement providing for the following compensation: (i) an annual salary of $160,000 during the initial two-year term, (ii) a minimum bonus of $50,000, (iii) a single payment of $30,000 at the end of 1997, (iv) reimbursement for certain membership fees, and (v) a grant of incentive or nonqualified stock options to purchase 30,000 shares of Common Stock. Mr. King's Employment Agreement is terminable by either party but, in the event his employment is terminated for reasons other than just cause (as defined in the Employment Agreement) or at his option, the Company agrees to pay him $320,000, and, if such termination occurs in connection with a change of control of the Company, then the Company agrees to pay him $480,000.

1996 STOCK OPTION EXERCISES AND DECEMBER 31, 1996 STOCK OPTION VALUE TABLE

      The following table sets forth certain information concerning the exercise in 1996 of options to purchase Common Stock by the executive officers named in the Summary Compensation Table and the number and value of unexercised options to purchase Common Stock held by such individuals at December 31, 1996. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Company's Common Stock relative to the exercise price per share of Common Stock at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will be realized.

                                                                                       VALUE OF UNEXERCISED
                             NUMBER OF                                                 IN-THE-MONEY OPTIONS
                         SHARES ACQUIRED    VALUE     NUMBER OF UNEXERCISED OPTIONS   AT DECEMBER 31, 1996(1)
     NAME                 ON EXERCISES     REALIZED     EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
Michael D. Watford .......   50,000       $1,070,350      382,500       50,000       $11,935,938     $206,250

Robert M. King ...........   15,350       $  321,138       29,650       25,000       $   786,331     $103,125

Dennis A. Hammond ........   13,000       $  307,813       41,855       25,000       $ 1,203,715     $103,125

Robert D. Schneeflock, Jr     5,200       $  129,813       34,800       15,000       $ 1,067,350     $ 61,875

Robert S. Gaston .........        0       $        0       40,000       15,000       $ 1,250,000     $ 61,875

----------

(1) Based on $52.00 per share which was the closing price per share of Common Stock on the New York Stock Exchange composite tape on December 31, 1996.

LONG-TERM INCENTIVE PLAN AWARDS

      At this time, the Company does not have a long-term incentive plan for its employees, other than the 1990 Stock Option Plan and the 1993 Stock Incentive Plan. Under the 1990 Stock Option Plan and the 1993 Stock Incentive Plan, officers, Directors and key employees and consultants of the Company and its subsidiaries are eligible to receive awards of stock options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The members of the Company's Compensation Committee during 1996 were Messrs. Petersen, Connally and Hackett, none of whom are or have been officers or employees of the Company.

      In 1992, NuStar, a joint venture which is owned 95% by a subsidiary of the Company, entered into a credit agreement with a group of lenders whereby NuStar borrowed $12 million in order to finance the acquisition of certain operating assets. Under the terms of the agreement, 80% of the operating cash flows (as defined) of NuStar are dedicated to the repayment of principal and interest on a quarterly basis. The indebtedness bears interest at a fixed rate of 8.5% per annum. The credit agreement provides that dedicated payments of operating cash flows will be increased to 100% if certain scheduled principal reductions are not achieved during the term of the credit agreement. At December 31, 1996, the operating cash flows dedicated to the payments was 100%. In 1996, the Company's share of cash payments made to EnCap Investments, Inc., an entity affiliated with Mr. Gary R. Petersen, a member of the Board of Directors, totaled $108,356.

      In January 1995, the Company loaned International Testing, a company involved in the safety testing of oil and gas pipelines, the sum of $500,000. The president of International Testing is John B. Connally, III, a director of the Company. Pursuant to the terms of the agreement, the loan bears interest at the rate of 2.5% over the prime rate charged by Texas Commerce Bank, N.A. and was initially repayable on July 1, 1995. The term of the loan has since been extended to May 1997. The loan is unsecured and subordinated to certain existing indebtedness. In addition, the Company acquired a five-year option to acquire 350,000 shares of International Testing.

      In consideration of the services rendered by Torch in connection with the acquisition of the Unocal Properties, the Company agreed to pay the brokers' fees and commissions incurred in connection with the acquisition of the Unocal Properties. Brokers' fees and commissions consisted of cash payments in the amount of $6.0 million and warrants ("Brokers' Warrants") to purchase 150,000 shares of Common Stock. The Brokers' Warrants are initially exercisable at $28.00 per share and have a term of five years. Of the foregoing payments to brokers, EnCap Investments Inc. received $1.2 million in cash and 30,000 Brokers' Warrants. Gary R. Petersen, a director of the Company, is a partner of EnCap Investments, Inc.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The Compensation Committee, a committee of the Board of Directors, is responsible for establishing policies concerning the compensation of the Company's executive officers. The report of the Compensation Committee describing the Company's compensation philosophy and objectives is presented below.

                         COMPENSATION COMMITTEE REPORT

      The Compensation Committee (the "Committee") of the Company's Board of Directors consists of three directors who are neither employees nor officers of the Company. No member of the Committee participates in the compensation described in the following report.

THE COMPANY'S EXECUTIVE COMPENSATION PROGRAM

      The Company's executive compensation program, as implemented by the Committee, reflects a policy of attracting and retaining highly qualified executives and other key employees through a compensation system consisting of the following:

            BASE SALARY: The salaries for the Company's executives are renewed annually and are set for individual executive officers based on subjective evaluations of the executive's performance, the performance of the Company over the same time period, and the comparative salary paid similarly situated executives at other oil and gas companies.

            INCENTIVE BONUS: The Committee considers the awarding of incentive bonuses and bonus stock based on the Company's performance and each executive's performance. The Committee is also cognizant of the need to remain competitive in its compensation practices.

            STOCK OPTIONS: Stock Options are a key component of the Company's over-all compensation package, and are utilized to further align Stockholder and executive interests. The stock options granted by the Company are an integral part of the Company's continuing efforts to maintain a highly qualified management team.

      The Company had a highly successful year in 1996. The acquisition by the Company in April of 1996 of certain California properties owned by Unocal was a watershed event for the Company, and resulted in a 212% increase in estimated net proved reserves and a 117% increase in production compared to 1995. Net income for the Company increased to $34.7 million, up from $9.0 million in 1995. The Company's reserve replacement ratio in 1995 was 1034%, an accomplishment which the Committee views as impressive, especially given the fact that it follows a 421% reserve replacement ratio for the year 1995. In addition to the Unocal acquisition, the Company continued its efforts to increase its production and reserves through an aggressive capital expenditure program in the Company's Oak Hill field in Texas, and in its California properties, as well as exploitation and development wells in the Congo. Finally, the Committee recognizes the Company's successful efforts in reducing its long-term debt and improving its leverage ratios through the December 1996 placement of Term Convertible Securities ("TECONS"). Such effort had the effect of reducing long-term debt to well under $300.0 million at year-end, and debt continues to decline through the first quarter of 1997.

CHIEF EXECUTIVE OFFICER

      The base compensation of Michael D. Watford, the Chief Executive Officer of the Company, is set forth in an employment agreement with the Company which was approved by the Committee in 1995. In reviewing Mr. Watford's compensation to determine whether to increase it above the minimums provided in his employment agreement, the Committee factored in his leadership in securing and closing the Unocal acquisition, his success in managing the resulting financial and operational issues facing the Company, and his active involvement in the TECONS offering undertaken by the Company.

      For 1996, Mr. Watford was granted a salary increase of $25,000, for a total base salary of $250,000 per year. Based on the significant achievements of the Company in 1996, Mr. Watford was also granted a 1996 bonus of $400,000 and 7,500 shares of the Company's common stock at the market price on the day of such grant of $47.875 per share.

KEY EXECUTIVE OFFICERS

      The Committee believes the Company's key executive officers were an integral part of the Company's successes seen in 1996. Each such executive provided critical leadership in their areas of expertise - whether it be formulating strategies for reducing the Company's long-term debt, evaluating petroleum reserves for potential acquisitions, or developing exploration and exploitation prospects for the Company's existing properties. In 1996, the Committee granted base salary increases of between 0% to 21% of 1995 base salaries. By virtue of the accomplishments discussed above, and the leadership exhibited by those individuals in their respective areas of expertise, the Committee determined that cash bonus awards and bonus stock awards having a collective value of between 41% and 65% of total compensation were appropriate.

STOCK INCENTIVE PLAN

      The Committee believes the stock options it has granted in the past, and those granted in 1996, serve a valuable purpose by attracting and retaining key executives, and encouraging increased job performance by the recipients of such option grants. The Committee bases the number of options granted to executive officers on no pre-determined formula, but rather on each individual's accomplishments, level of responsibility, and that person's impact on the Company's performance for the year.

      In May of 1996, Mr. Watford was considered for and granted 50,000 stock options, and in December 1996, Mr. Watford was granted an additional 50,000 stock options. The Company's Chief Financial Officer was granted a total of 70,000 options in 1996, while its senior reservoir engineer was granted a total of 40,000 options in 1996. The two senior exploration executives for the Company were each granted 15,000 options in 1996. Grants of stock options are made at the market price of the Common Stock of the Company on the date of the grant (as defined in the plan).

      In summary, the Committee believes its compensation package which features a mixture of base salary, cash bonus (including bonus stock), and stock options creates an environment of stability and superior performance it its key executives, while at the same time providing additional incentives to increase Stockholder value. The Committee believes the Company's performance in 1996 has confirmed the validity of its compensation strategy.

                          Gary R. Petersen, Chairman
                            John B. Connally, III
                               James T. Hackett

                               PERFORMANCE GRAPH

      The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock to the total return on the New York Stock Exchange and the cumulative total return on the Dow Jones Oil Secondary Index ("Peer Group") from January 1, 1992 until December 31, 1996.

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                         1991      1992      1993      1994      1995      1996
                       -------   -------   -------   -------   -------   -------
Nuevo Energy Company   $100.00   $132.63   $164.21   $151.58   $188.42   $437.89
Peer Group             $100.00   $100.67   $111.69   $108.16   $125.14   $154.21
NYSE Market Index      $100.00   $104.70   $118.88   $116.57   $151.15   $182.08

                                 PROPOSAL II
                        RATIFICATION OF APPOINTMENT OF
                        INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors has appointed KPMG Peat Marwick LLP ("KPMG"), independent public accountants, for the examination of the accounts and audit of the financial statements of the Company for the year ending December 31, 1997. At the Annual Meeting, the Board of Directors will present a proposal to the Stockholders to approve and ratify the engagement of KPMG. A representative of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement, if he desires, and to respond to appropriate questions.

      Management recommends that the Stockholders approve and ratify the appointment of KPMG as independent public accountants of the Company for the fiscal year ending December 31, 1997. Unless otherwise indicated, all properly executed Proxies received by management will be voted for such ratification at the Annual Meeting. An adverse vote will be considered as a direction to the Audit Committee of the Board of Directors to select other auditors in the following year.

                          PROPOSALS BY STOCKHOLDERS

      No person other than nominees selected by the Board of Directors shall be eligible for election as a director unless written notice of a nomination is received from a Stockholder of record by the Secretary of the Company not less than 120 days prior to the anniversary date of the Company's proxy statement mailed to the Stockholders in connection with the immediately preceding annual meeting of Stockholders, accompanied by the written consent of the nominee to serve and the name, age, business and residence address and principal occupation of the nominee, the number of shares beneficially owned by the nominee and any other information which would be required to be furnished by law with respect to any nominee of the Board of Directors of the Company. Stockholders who desire to nominate persons for election as a director at the 1998 Annual Meeting of Stockholders must submit nominations to the Company at its principal executive offices not later than December 21, 1997.

      Stockholders who desire to present proposals other than nominees for the election of directors to Stockholders at the 1998 Annual Meeting of Stockholders and to have proposals included in the Company's proxy materials must submit their proposals to the Company at its principal executive offices not later than December 21, 1997.

      In order to avoid controversy as to the date on which any such proposal is received by the Company, it is suggested that Stockholders submit their proposals by certified mail, return receipt requested.

                                OTHER BUSINESS

      The Board of Directors does not know of any matter to be acted upon at the Annual Meeting other than those described above. If other business comes before the Annual Meeting, the persons named on the Proxy will vote the Proxy in accordance with their best judgment.

                                       By order of the Board of Directors

                                       Michael D. Watford
                                       PRESIDENT, CHIEF EXECUTIVE OFFICER
                                         AND CHIEF OPERATING OFFICER

Houston, Texas
April 21, 1997

                                      PROXY
                              NUEVO ENERGY COMPANY
                  1331 LAMAR, SUITE 1650, HOUSTON, TEXAS 77010

  PROXY SOLICITATED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE
                          ANNUAL MEETING ON MAY 14,1997

        The undersigned hereby constitutes and appoints Michael D. Watford and Robert M. King, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent and to vote, as designated on reverse side, all of the shares of common stock of Nuevo Energy Company held of record by the undersigned on April 7, 1997, at the Annual Meeting of Stockholders to be held at the Four Seasons Hotel, 1300 Lamar, Houston Texas 77010, on May 14, 1997 and at any adjournments thereof, on all matters coming before said meeting. IF NO DIRECTION AS TO THE MANNER OF VOTING THE PROXY IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR ITEM 2 AS INDICATED ON THE REVERSE SIDE HEREOF.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

                         PLEASE DATE,SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                              NUEVO ENERGY COMPANY

                                  MAY 14, 1997

A [X]  Please mark your
       votes as in this
       example.

                              FOR       WITHHOLD authority
                                         for all nominees
1. Election of Directors      [ ]               [ ]

Nominees: J. P. Bryan
          Gary R. Petersen
          John B. Connally, III

To withhold authority to vote for any specific nominee(s), mark the "FOR" box and write the name of each such nominee on line provided below.

____________________________________

                                             FOR    AGAINST     ABSTAIN
2. To ratify the appointment of KPMG Peat    [ ]      [ ]         [ ]
   Marwick LLP as independent public
   accountants.

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

Please check the box if you plan to attend
the Annual Meeting on May 14, 1997. Proper
identification will be requested.                 [ ]

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VESTED IN THE MANNER DESCRIBED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

The Board of Directors recommends a vote FOR the election or directors and FOR proposal 2.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE STAMPED, PRE-ADDRESSED ENVELOPE ENCLOSED.

SIGNATURE(S)_______________________________________ DATE__________________,1997

NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE INDICATE YOUR FULL TITLE AS SUCH.